Exhibit 5

MORSE, ZELNICK, ROSE & LANDER, LLP
405 PARK AVENUE
NEW YORK, NEW YORK 10022

(212) 838-1177

October 11, 2007

Rodman & Renshaw Capital Group, Inc.
1270 Avenue of the Americas
New York, New York 10020

Dear Sirs:

We have acted as counsel to Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1, designated as SEC File No. 333-144684, and all amendments thereto (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register the offering: (a) by the Company of up to 9,200,000 shares (the “Company Shares”) of its common stock, par value $.001 per share (the “Common Stock”), including up to 1,200,000 shares of Common Stock which may be issued on the exercise of the over-allotment option; (b) by the stockholders named in the Registration Statement of 7,325,699 shares of Common Stock (the “Selling Stockholder Shares”), of which 1,355,600 shares are issuable upon exercise of warrants held by certain of the selling stockholders (the “Warrant Shares”); and (c) any additional securities issued pursuant to Rule 462(b) of the Act. The securities described in clauses (a) through (c) above are hereinafter referred to as the "Shares."

In this regard, we have reviewed the Company's Certificate of Incorporation, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that: (i) the Shares have been duly and validly authorized for issuance; (ii) the Company Shares, when issued as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable; (iii) the Selling Stockholder Shares, other than the Warrant Shares, are legally issued, fully paid and non-assessable; and (iv) the Warrant Shares, when issued in accordance with the terms of the related warrants, will be legally issued, fully paid and non-assessable.

This opinion is limited to: (i) the federal laws of the United States of America, including statutory provisions and reported judicial decisions interpreting those laws; and (ii) the laws of the State of Delaware, including statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the related prospectus under the heading "Legal Matters." In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder. We also note that a member of the firm is named as a selling stockholder in the Registration Statement and is offering 18,313 Shares thereunder.

Very truly yours,

/s/ Morse, Zelnick, Rose & Lander LLP

Morse, Zelnick, Rose & Lander LLP